UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2008

ONE LIBERTY PROPERTIES, INC.
(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other	(Commission file No.)	(IRS Employer
jurisdiction of		I.D. No.)
incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

516-466-3100

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

See Item 2.01 below.

Item 2.02  Completion of Acquisition or Disposition of Assets.

On September 26, 2008, OLP-OD LLC, a wholly-owned subsidiary of One Liberty Properties, Inc. (“Buyer”), entered into a Purchase and Sale Agreement with Office Depot, Inc. and Office Depot of Texas, L.P. (collectively, “Seller”), pursuant to which Buyer agreed to purchase from Seller, and Seller agreed to sell to Buyer, eight properties leased to Office Depot, Inc. Consummation of the transaction occurred simultaneously with the execution of the Purchase and Sale Agreement. The aggregate purchase price of $47,604,188 was paid in cash by Buyer.

The eight properties, which are located in seven states, contain an aggregate of 218,137 square feet of retail space. Each property is subject to a lease between an affiliate of the Buyer and Office Depot, Inc. and is leased on a “net” basis. The initial term of each lease expires on September 30, 2018, and provides the tenant with four five-year renewal options. The aggregate current rent for the eight properties is approximately $3,906,599, and the lease rent for each property increases every five years by 10%. The eight leases were entered into simultaneously with the execution of the Purchase and Sale Agreement.

Item 9.01  Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

99.1 Press release dated September 29, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: October 2, 2008	By: /s/ Simeon Brinberg
Simeon Brinberg
Senior Vice President